NEWS

Charter Announces Third Quarter 2016 Results
Integration and Key Operating Initiatives On Track

Stamford, Connecticut - November 3, 2016 - Charter Communications, Inc. (formerly known as CCH I, LLC, along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2016. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC") and Charter Communications, Inc. ("Legacy Charter"), and Legacy Charter and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). In this release, actual results reflect the operations of Legacy Charter for the three and nine months ended September 30, 2016 and Legacy TWC and Legacy Bright House for the period from May 18, 2016 through September 30, 2016.  Pro forma1 results give effect to the Transactions as if they had closed at the beginning of the earliest period presented and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the full nine months ended September 30, 2016 and three and nine months ended September 30, 2015.

Key highlights:

•	As of September 30, 2016, Charter's network reached 49.0 million homes and businesses, and served 25.9 million residential and small and medium business ("SMB") customers.

•
In late September, Charter launched its high value Spectrum pricing, packaging and brand in certain Legacy TWC markets, including Texas and Southern California. Spectrum will launch in additional Legacy TWC and Legacy Bright House markets in the fourth quarter of 2016 and in early 2017.

•
Third quarter revenues of $10.0 billion grew 7.4% on a pro forma basis, as compared to the prior year period, driven by residential revenue growth of 6.7% and commercial revenue growth of 12.1%. On an actual basis, third quarter revenue grew 309.6% year-over-year, driven primarily by the Transactions.

•
Total customer relationships increased 279,000 during the third quarter, compared to 269,000 on a pro forma basis during the third quarter of 2015. On a pro forma basis, customer relationships grew by 1,261,000 or 5.1% for the twelve months ended September 30, 2016.

•
During the third quarter of 2016, total residential and SMB primary service units ("PSUs") increased by 409,000, versus 669,000 on a pro forma basis in the year-ago quarter. The year-over-year decline in PSU net additions was primarily driven by fewer residential voice net additions in the third quarter of 2016 versus the third quarter of 2015.

•
Third quarter Adjusted EBITDA[2] of $3.6 billion grew 14.5% year-over-year on a pro forma basis. Excluding transition costs in the third quarters of 2016 and 2015, Adjusted EBITDA grew by 15.1% year-over-year. On an actual basis, third quarter Adjusted EBITDA grew by 328.3%, driven primarily by the Transactions.

•
Net income attributable to Charter shareholders totaled $189 million in the third quarter, compared to $2 million on a pro forma basis during the same period last year, driven by higher income from operations year-over-year and a $71 million gain on financial instruments. On an actual basis, net income totaled $189 million, compared to $54 million during the third quarter of 2015, driven by higher income from operations following the close of the Transactions, partially offset by higher interest expense.

•	Third quarter capital expenditures totaled $1.7 billion. Excluding transition capital, third quarter 2016 capital expenditures totaled $1.6 billion.

"Our goal is to be a superior service provider. Charter, under the Spectrum brand, provides high quality products and service at attractive prices, allowing us to grow our residential and business customer relationships," said Tom Rutledge, CEO and Chairman of Charter Communications. "The integration of Time Warner Cable and Bright House Networks is on track, and we are beginning to implement the Spectrum brand, with better products, pricing and packaging. Improving our service operations in a way that allows consumers to recognize Spectrum as the best service provider will take time, but our proven operating strategies will work for customers, employees, shareholders and the communities we serve."

1See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section of this document for additional information.
2Adjusted EBITDA and free cash flow are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	September 30, 2016 (a)	September 30, 2015 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	49,001	48,223	2%
Estimated Internet Passings	48,689	47,866	2%
Estimated Voice Passings	47,854	46,997	2%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	35.3%	35.9%	(0.6) ppts
Internet Penetration of Estimated Internet Passings	45.6%	42.7%	2.9 ppts
Voice Penetration of Estimated Voice Passings	23.1%	21.9%	1.2 ppts

Customer Relationships (d)
Residential	24,551	23,436	5%
Small and Medium Business	1,367	1,221	12%
Total Customer Relationships	25,918	24,657	5%

Residential
Primary Service Units ("PSUs")
Video	16,887	16,944	—
Internet	21,017	19,416	8%
Voice	10,288	9,655	7%
	48,192	46,015	5%

Quarterly Net Additions/(Losses)
Video	(47)	(20)	NM
Internet	350	369	(5)%
Voice	33	256	(87)%
	336	605	(44)%

Single Play (e)	9,447	8,809	7%
Double Play (e)	6,569	6,674	(2)%
Triple Play (e)	8,535	7,953	7%

Single Play Penetration (f)	38.5%	37.6%	0.9 ppts
Double Play Penetration (f)	26.8%	28.5%	(1.7) ppts
Triple Play Penetration (f)	34.8%	33.9%	0.9 ppts

% Residential Non-Video Customer Relationships	31.2%	27.7%	3.5 ppts

Monthly Residential Revenue per Residential Customer (g)	$109.69	$107.70	2%

Small and Medium Business
PSUs
Video	388	354	10%
Internet	1,185	1,045	13%
Voice	751	643	17%
	2,324	2,042	14%

Quarterly Net Additions/(Losses)
Video	10	7	43%
Internet	37	31	19%
Voice	26	26	—
	73	64	14%

Monthly Small and Medium Business Revenue per Customer (h)	$214.64	$212.26	1%

Enterprise PSUs (i)
Enterprise PSUs	93	77	21%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.
NM - Not meaningful
All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

In late September, Charter began introducing its Spectrum brand, and pricing and packaging, in certain Legacy TWC markets, including Texas and Southern California. Spectrum is an industry-leading suite of video, Internet, and voice services that includes over 200 HD channels, minimum offered Internet speeds of at least 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. As of the end of the third quarter of 2016, 93% of Legacy Charter's residential customers received Charter Spectrum products. Charter will launch Spectrum in remaining Legacy TWC and Legacy Bright House markets in the fourth quarter of 2016 and in early 2017.

Beginning in 2017, Charter will also restart all-digital efforts in those Legacy TWC and Legacy Bright House markets that continue to broadcast bandwidth-intensive and low quality analog video signals. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer better picture quality, an interactive programming guide and video on demand on all TV outlets in the home. Charter intends to complete the all-digital conversion in Legacy TWC and Legacy Bright House markets by the end of 2018, with a minimum Internet speed offering of 100 Mbps in many markets.

During the third quarter of 2016, Charter's residential customer relationships grew by 245,000, versus 235,000 in the prior year period.1 Residential PSUs increased by 336,000 versus a gain of 605,000 in the prior year period. The year-over-year decline in PSU net additions was primarily the result of fewer voice net additions. As of September 30, 2016, Charter had 24.6 million residential customer relationships and 48.2 million residential PSUs.

Residential video customers decreased by 47,000 in the third quarter of 2016, versus a decrease of 20,000 in the year-ago period, driven by higher video losses at Legacy TWC, partially offset by better year-over-year performance at Legacy Charter and Legacy Bright House. Over the last twelve months, Legacy Charter grew residential video customers by 51,000 or 1.2%. As of the end of the third quarter of 2016, Legacy Charter's footprint was 100% all-digital, compared to 60% at Legacy TWC and 40% at Legacy Bright House. As of September 30, 2016, Charter had 16.9 million residential video customers.

Charter added 350,000 residential Internet customers in the third quarter of 2016, compared to 369,000 a year ago. As of September 30, 2016, over 90% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 32% at Legacy TWC and 35% at Legacy Bright House. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of September 30, 2016, Charter had 21.0 million residential Internet customers.

During the third quarter, the Company added 33,000 residential voice customers, versus 256,000 during the third quarter of 2015. The year-over-year decline in voice net additions was primarily driven by a Legacy TWC voice promotion that drove voice net additions in the third quarter of 2015. As of September 30, 2016, Charter had 10.3 million residential voice customers.

Third quarter residential revenue per customer relationship totaled $109.69, and grew by 1.8% as compared to the prior year period, driven by promotional rate step-ups and rate adjustments, partially offset by continued single play Internet sell-in.

During the third quarter of 2016, SMB customer relationships grew by 34,000, in line with customer growth during the third quarter of 2015. SMB PSUs increased 73,000, compared to 64,000 during the third quarter of 2015. As of September 30, 2016, Charter had 1.4 million SMB customer relationships and 2.3 million SMB PSUs.

1Except for the third quarter of 2016, all customer data referred to herein are pro forma for the Transactions as if they had closed at the beginning of the earliest period presented.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2016	2015		2015
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$4,094	$3,973	3.0%	$1,143	258.0%
Internet	3,206	2,844	12.7%	762	320.5%
Voice	728	707	3.0%	135	441.0%
Residential revenue	8,028	7,524	6.7%	2,040	293.4%
Small and medium business	868	767	13.2%	193	347.2%
Enterprise	508	461	10.1%	93	453.4%
Commercial revenue	1,376	1,228	12.1%	286	381.3%
Advertising sales	419	374	12.1%	77	448.5%
Other	214	216	(0.9)%	47	353.5%
Total Revenue	10,037	9,342	7.4%	2,450	309.6%

COSTS AND EXPENSES:
Total operating costs and expenses	6,401	6,167	3.8%	1,600	299.7%

Adjusted EBITDA	$3,636	$3,175	14.5%	$850	328.3%

Adjusted EBITDA margin	36.2%	34.0%		34.7%

Capital Expenditures	$1,748	$1,699		$509
% Total Revenues	17.4%	18.2%		20.8%

Net income attributable to Charter shareholders	$189	$2		$54
Earnings per common share attributable to Charter shareholders:
Basic	$0.70	$0.01		$0.54
Diluted	$0.69	$0.01		$0.53

Net cash flows from operating activities	$2,801			$689
Free cash flow	$1,001			$208

Revenue

On a pro forma basis, third quarter revenues rose 7.4% year-over-year to $10.0 billion, driven primarily by growth in Internet, commercial and video revenues. On an actual basis, third quarter revenue increased 309.6% year-over-year, driven by the Transactions.

Video revenues totaled $4.1 billion in the third quarter, an increase of 3.0% on a pro forma basis compared to the prior year period. Pro forma video revenue growth was driven by annual and promotional rate adjustments and higher advanced services penetration. On an actual basis, third quarter video revenues increased by 258.0% compared to the prior year period, driven by the Transactions.

On a pro forma basis, Internet revenues grew 12.7%, compared to the year-ago quarter, to $3.2 billion, driven by an increase of 1,601,000 Internet customers during the last year, promotional rolloff and price adjustments. On an actual basis, Internet revenues grew 320.5% year-over-year, as a result of the Transactions.

Voice revenues totaled $728 million in the third quarter, an increase of 3.0% on a pro forma basis compared to the third quarter of 2015, due to the addition of 633,000 voice customers in the last twelve months, partially offset by promotions and value-based pricing. Voice revenues increased 441.0% year-over-year, on an actual basis, driven by the Transactions.

Commercial revenues rose to $1.4 billion, an increase of 12.1% on a pro forma basis over the prior year period, driven by SMB revenue growth of 13.2% and enterprise revenue growth of 10.1%. On an actual basis, commercial revenues grew 381.3% year-over-year, as a result of the Transactions.

Third quarter advertising sales revenues of $419 million increased 12.1% on a pro forma basis compared to the year-ago quarter, primarily driven by an increase in political advertising revenue. Advertising sales grew 448.5% year-over-year, on an actual basis, driven by the Transactions.

Operating Costs and Expenses

On a pro forma basis, third quarter total operating costs and expenses increased by $234 million, or 3.8%, compared to the year-ago period, primarily driven by increases in programming and other expenses. On an actual basis, total operating costs and expenses grew by 299.7% year-over-year as a result of the Transactions.

Third quarter programming expense increased by $182 million, or 8.2% on a pro forma basis, as compared to the third quarter of 2015, reflecting contractual programming increases, partly offset by Transactions synergies.

Costs to service customers decreased by $33 million or 1.8% on a pro forma basis year-over-year, despite year-over-year residential and SMB customer relationship growth of 5.1%, as a result of less all-digital activity at Legacy TWC, and fewer hard disconnects, lower service transaction volume per customer and lower churn at Legacy Charter. Other expenses grew by $76 million, or 7.9% on a pro forma basis, as compared to the third quarter of 2015, reflecting higher corporate and administrative labor costs, including higher IT spend at Legacy TWC, as well as advertising sales costs, and enterprise sales costs, partly offset by early Transactions synergies.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $3.6 billion grew by 14.5% year-over-year on a pro forma basis, reflecting revenue growth and operating expense growth of 7.4% and 3.8%, respectively. Excluding transition costs of $32 million in the third quarter of 2016 and $12 million in the prior year period, pro forma Adjusted EBITDA grew by 15.1% year-over-year. On an actual basis, Adjusted EBITDA grew by 328.3% year-over-year, due to the Transactions.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $189 million in the third quarter of 2016, compared to pro forma net income of $2 million in the third quarter of 2015. The year-over-year increase in pro forma net income was primarily related to higher Adjusted EBITDA and a gain on financial instruments driven by the revaluation of Legacy TWC’s British pound debt and related currency swaps, partly offset by higher other operating expenses, including severance-related and transaction expenses and higher depreciation and amortization. Net income per basic common share attributable to Charter shareholders totaled $0.70 in the third quarter of 2016 compared to $0.01, on a pro forma basis, during the same period last year. The increase was primarily the result of the factors described above, partly offset by a 0.5% increase in pro forma weighted average shares outstanding versus the prior year period.

On an actual basis, net income attributable to Charter shareholders totaled $189 million during the third quarter of 2016, compared to $54 million in the third quarter of 2015. The increase in net income was primarily related to higher income from operations as a result of the Transactions. Actual net income per basic common share attributable to Charter shareholders totaled $0.70 in the third quarter of 2016 compared to $0.54 during the same period last year. The increase was driven by the Transactions, partly offset by a 168.0% increase in weighted average shares outstanding versus the prior year period, also a result of the Transactions.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.748 billion in the third quarter of 2016, compared to $1.699 billion, on a pro forma basis, during the third quarter of 2015. The pro forma year-over-year increase in capital expenditures was driven by higher product development investments and transition capital expenditures incurred in connection with the Transactions, partly offset by a decline in CPE and upgrade and rebuild spending. Transition capital expenditures accounted for $109 million of capital expenditures in the third quarter of 2016 versus $24 million in the third quarter of 2015. Excluding transition-related expenditures, third quarter 2016 property, plant and equipment expenditures totaled $1.639 billion, compared to $1.675 billion, on a pro forma basis, during the same period last year.

On an actual basis, third quarter 2016 property, plant and equipment expenditures increased by $1.2 billion as compared to the prior year, due to the Transactions.

The actual amount of capital expenditures in 2016 will depend on a number of factors, including the pace of transition planning to service a larger customer base as a result of the Transactions and growth rates of both residential and commercial business customers.

Cash Flow and Free Cash Flow

During the third quarter of 2016, net cash flows from operating activities totaled $2.8 billion, compared to $689 million in the third quarter of 2015. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, partly offset by higher cash paid for interest in the third quarter of 2016 versus the third quarter of 2015, following the close of the Transactions.

Free cash flow for the third quarter of 2016 totaled $1.0 billion, compared to $208 million during the same period last year. The increase was related to higher net cash flows from operating activities in the third quarter of 2016 versus the third quarter of 2015, given the close of the Transactions, partly offset by higher capital expenditures.

Liquidity & Financing

As of September 30, 2016, total principal amount of debt was $60.2 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity in excess of its $1.2 billion cash position.

Conference Call

Charter will host a conference call on Thursday, November 3, 2016 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 83931128.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 17, 2016. The conference ID code for the replay is 83931128.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the"SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income (loss) and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income tax (benefit) expense, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other expense, net and other operating expenses, such as merger and restructuring costs, other pension benefits, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted

EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $231 million and $79 million for the three months ended September 30, 2016 and 2015, respectively, and $535 million and $231 million for the nine months ended September 30, 2016 and 2015, respectively.

Pro forma results give effect to the Transactions as if they had closed at the beginning of the earliest period presented and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the full nine months ended September 30, 2016 and three and nine months ended September 30, 2015. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred as of the beginning of the earliest period presented, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the SEC on November 3, 2016 provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our quarterly report on Form 10-Q for the quarter ended June 30, 2016, in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the recently completed Transactions:

•	our ability to promptly, efficiently and effectively integrate acquired operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	our ability to achieve the synergies and value creation contemplated by the Transactions;

•	diversion of management time on issues related to the integration of the Transactions;

•
changes in Legacy Charter, Legacy TWC or Legacy Bright House operations' businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in our business relationships as a result of the Transactions;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease our operating flexibility;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners; and

•	costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Transactions.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015		2016	2015
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,094	$1,143	258.0%	$7,869	$3,420	130.1%
Internet	3,206	762	320.5%	5,960	2,222	168.2%
Voice	728	135	441.0%	1,286	404	218.7%
Residential revenue	8,028	2,040	293.4%	15,115	6,046	150.0%
Small and medium business	868	193	347.2%	1,590	565	181.3%
Enterprise	508	93	453.4%	903	268	236.8%
Commercial revenue	1,376	286	381.3%	2,493	833	199.1%
Advertising sales	419	77	448.5%	728	222	228.7%
Other	214	47	353.5%	392	141	178.0%
Total Revenue	10,037	2,450	309.6%	18,728	7,242	158.6%
COSTS AND EXPENSES:
Programming	2,404	667	260.3%	4,648	2,004	131.9%
Regulatory, connectivity and produced content	508	108	369.2%	936	324	188.2%
Costs to service customers	1,825	438	316.8%	3,329	1,285	159.1%
Marketing	591	163	263.4%	1,134	474	139.1%
Transition costs	32	12	158.9%	78	50	56.0%
Other expense	1,041	212	389.2%	1,864	607	207.1%
Total operating costs and expenses (exclusive of items shown separately below)	6,401	1,600	299.7%	11,989	4,744	152.7%
Adjusted EBITDA	3,636	850	328.3%	6,739	2,498	169.8%
Adjusted EBITDA margin	36.2%	34.7%		36.0%	34.5%
Depreciation and amortization	2,437	538		4,412	1,580
Stock compensation expense	81	20		168	58
Other operating expenses, net	194	19		243	69
Income from operations	924	273		1,916	791
OTHER EXPENSES:
Interest expense, net	(724)	(353)		(1,771)	(871)
Loss on extinguishment of debt	—	—		(110)	(128)
Gain (loss) on financial instruments, net	71	(5)		16	(10)
Other expense, net	(5)	(3)		(10)	(3)
	(658)	(361)		(1,875)	(1,012)
Income (loss) before income taxes	266	(88)		41	(221)
Income tax benefit (expense)	(16)	142		3,135	72
Consolidated net income (loss)	250	54		3,176	(149)
Less: Net income attributable to noncontrolling interests	(61)	—		(108)	—
Net income (loss) attributable to Charter shareholders	$189	$54		$3,068	$(149)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.70	$0.54		$16.52	$(1.48)
Diluted	$0.69	$0.53		$15.23	$(1.48)
Weighted average common shares outstanding, basic	271,263,259	101,205,400		185,706,106	101,080,587
Weighted average common shares outstanding, diluted	275,373,202	102,481,924		208,460,148	101,080,587

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to consolidated net income (loss) as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015		2016	2015
	Actual	Pro Forma	% Change	Pro Forma	Pro Forma	% Change
REVENUES:
Video	$4,094	$3,973	3.0%	$12,291	$12,009	2.3%
Internet	3,206	2,844	12.7%	9,376	8,371	12.0%
Voice	728	707	3.0%	2,185	2,117	3.2%
Residential revenue	8,028	7,524	6.7%	23,852	22,497	6.0%
Small and medium business	868	767	13.2%	2,520	2,223	13.3%
Enterprise	508	461	10.1%	1,500	1,339	11.9%
Commercial revenue	1,376	1,228	12.1%	4,020	3,562	12.9%
Advertising sales	419	374	12.1%	1,189	1,105	7.6%
Other	214	216	(0.9)%	687	649	5.9%
Total Revenue	10,037	9,342	7.4%	29,748	27,813	7.0%
COSTS AND EXPENSES:
Programming	2,404	2,222	8.2%	7,228	6,704	7.8%
Regulatory, connectivity and produced content	508	523	(2.9)%	1,549	1,538	0.7%
Costs to service customers	1,825	1,858	(1.8)%	5,432	5,377	1.0%
Marketing	591	587	0.7%	1,789	1,703	5.0%
Transition costs	32	12	158.9%	78	50	56.0%
Other expense	1,041	965	7.9%	3,061	2,855	7.2%
Total operating costs and expenses (exclusive of items shown separately below)	6,401	6,167	3.8%	19,137	18,227	5.0%
Adjusted EBITDA	3,636	3,175	14.5%	10,611	9,586	10.7%
Adjusted EBITDA margin	36.2%	34.0%		35.7%	34.5%
Depreciation and amortization	2,437	2,356		7,060	6,961
Stock compensation expense	81	62		219	184
Other operating (income) expenses, net	194	(6)		(30)	13
Income from operations	924	763		3,362	2,428
OTHER EXPENSES:
Interest expense, net	(724)	(724)		(2,155)	(2,270)
Loss on extinguishment of debt	—	—		(110)	(128)
Gain (loss) on financial instruments, net	71	(5)		16	(10)
Other income (expense), net	(5)	7		5	145
	(658)	(722)		(2,244)	(2,263)
Income before income taxes	266	41		1,118	165
Income tax expense	(16)	(1)		(288)	(19)
Consolidated net income	250	40		830	146
Less: Net income attributable to noncontrolling interests	(61)	(38)		(214)	(117)
Net income attributable to Charter shareholders	$189	$2		$616	$29
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.70	$0.01		$2.28	$0.11
Diluted	$0.69	$0.01		$2.25	$0.11
Weighted average common shares outstanding, basic	271,263,259	269,788,539		270,028,132	269,650,502
Weighted average common shares outstanding, diluted	275,373,202	273,183,733		273,824,029	273,098,030

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,165	$5
Accounts receivable, net	1,242	279
Prepaid expenses and other current assets	374	61
Total current assets	2,781	345

RESTRICTED CASH AND CASH EQUIVALENTS	—	22,264

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	32,881	8,345
Franchises	66,245	6,006
Customer relationships, net	15,439	856
Goodwill	30,165	1,168
Total investment in cable properties, net	144,730	16,375

OTHER NONCURRENT ASSETS	1,386	332

Total assets	$148,897	$39,316

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$6,597	$1,972
Current portion of long-term debt	2,050	—
Total current liabilities	8,647	1,972

LONG-TERM DEBT	59,946	35,723
DEFERRED INCOME TAXES	26,260	1,590
OTHER LONG-TERM LIABILITIES	2,969	77

SHAREHOLDERS' EQUITY (DEFICIT):
Controlling interest	40,277	(46)
Noncontrolling interests	10,798	—
Total shareholders' equity (deficit)	51,075	(46)

Total liabilities and shareholders' equity (deficit)	$148,897	$39,316

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$250	$54	$3,176	$(149)
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities:
Depreciation and amortization	2,437	538	4,412	1,580
Stock compensation expense	81	20	168	58
Accelerated vesting of equity awards	57	—	202	—
Noncash interest (income) expense, net	(107)	6	(148)	21
Other pension benefits	(15)	—	(533)	—
Loss on extinguishment of debt	—	—	110	128
(Gain) loss on financial instruments, net	(71)	5	(16)	10
Deferred income taxes	(6)	(142)	(3,170)	(76)
Other, net	2	2	—	8
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	98	30	(2)	(7)
Prepaid expenses and other assets	74	1	85	(19)
Accounts payable, accrued liabilities and other	1	175	531	194
Net cash flows from operating activities	2,801	689	4,815	1,748

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,748)	(509)	(3,437)	(1,292)
Change in accrued expenses related to capital expenditures	(52)	28	86	11
Purchases of cable systems, net of cash acquired	—	—	(28,810)	—
Change in restricted cash and cash equivalents	—	(19,626)	22,264	(12,515)
Other, net	(2)	—	(8)	(69)
Net cash flows from investing activities	(1,802)	(20,107)	(9,905)	(13,865)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	19,749	5,997	23,062
Repayments of long-term debt	(50)	(366)	(4,120)	(10,911)
Payments for debt issuance costs	—	(10)	(283)	(35)
Issuance of equity	—	—	5,000	—
Purchase of treasury stock	(349)	(1)	(448)	(24)
Proceeds from exercise of stock options	47	16	71	22
Payment of preferred dividend to noncontrolling interest	(37)	—	(55)	—
Proceeds from termination of interest rate derivatives	—	—	88	—
Net cash flows from financing activities	(389)	19,388	6,250	12,114

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	610	(30)	1,160	(3)
CASH AND CASH EQUIVALENTS, beginning of period	555	30	5	3
CASH AND CASH EQUIVALENTS, end of period	$1,165	$—	$1,165	$—

CASH PAID FOR INTEREST	$950	$202	$1,964	$747

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual		Pro Forma
	September 30, 2016 (a)	June 30, 2016 (a)	December 31, 2015 (a)	September 30, 2015 (a)
Footprint (b)
Estimated Video Passings	49,001	48,762	48,375	48,223
Estimated Internet Passings	48,689	48,414	48,019	47,866
Estimated Voice Passings	47,854	47,566	47,164	46,997

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	35.3%	35.5%	36.0%	35.9%
Internet Penetration of Estimated Internet Passings	45.6%	45.1%	43.7%	42.7%
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	22.5%	21.9%

Customer Relationships (d)
Residential	24,551	24,306	23,795	23,436
Small and Medium Business	1,367	1,333	1,256	1,221
Total Customer Relationships	25,918	25,639	25,051	24,657

Residential
Primary Service Units ("PSUs")
Video	16,887	16,934	17,062	16,944
Internet	21,017	20,667	19,911	19,416
Voice	10,288	10,255	9,959	9,655
	48,192	47,856	46,932	46,015

Pro Forma Quarterly Net Additions/(Losses)
Video	(47)	(152)	118	(20)
Internet	350	236	495	369
Voice	33	83	304	256
	336	167	917	605

Single Play (e)	9,447	9,252	8,883	8,809
Double Play (e)	6,569	6,559	6,687	6,674
Triple Play (e)	8,535	8,495	8,225	7,953

Single Play Penetration (f)	38.5%	38.1%	37.3%	37.6%
Double Play Penetration (f)	26.8%	27.0%	28.1%	28.5%
Triple Play Penetration (f)	34.8%	35.0%	34.6%	33.9%

% Residential Non-Video Customer Relationships	31.2%	30.3%	28.3%	27.7%

Pro Forma Monthly Residential Revenue per Residential Customer (g)	$109.69	$109.73	$108.20	$107.70

Small and Medium Business
PSUs
Video	388	378	361	354
Internet	1,185	1,148	1,078	1,045
Voice	751	725	667	643
	2,324	2,251	2,106	2,042

Pro Forma Quarterly Net Additions/(Losses)
Video	10	9	7	7
Internet	37	41	33	31
Voice	26	32	24	26
	73	82	64	64

Pro Forma Monthly Small and Medium Business Revenue per Customer (h)	$214.64	$214.62	$212.51	$212.26

Enterprise PSUs (i)
Enterprise PSUs	93	90	81	77

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred at the beginning of the earliest period presented. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on the legacy company's reporting methodology. Such methodologies differ and these differences may be material. Once statistical reporting is fully integrated, all prior periods will be recast to reflect a consistent methodology.

At December 31, 2015, actual residential video, Internet and voice PSUs were 4,322,000, 5,227,000 and 2,598,000, respectively; actual commercial video, Internet and voice PSUs were 108,000, 345,000 and 218,000, respectively; Enterprise PSUs were 30,000.

At September 30, 2015, actual residential video, Internet and voice PSUs were 4,293,000, 5,112,000 and 2,551,000, respectively; actual commercial video, Internet and voice PSUs were 104,000, 331,000 and 208,000, respectively; Enterprise PSUs were 28,000.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2016, June 30, 2016, December 31, 2015 and September 30, 2015, actual customers include approximately 200,900, 208,600, 38,100 and 36,800 customers, respectively, whose accounts were over 60 days past due, approximately 15,200, 14,000, 1,700 and 1,200 customers, respectively, whose accounts were over 90 days past due and approximately 8,900, 8,000, 900 and 800 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Pro forma monthly residential revenue per residential customer is calculated as total pro forma residential video, Internet and voice quarterly revenue divided by three divided by average pro forma residential customer relationships during the respective quarter.

(h)
Pro forma monthly small and medium business revenue per customer is calculated as total pro forma small and medium business quarterly revenue divided by three divided by average pro forma small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Actual	Actual	Actual	Actual

Consolidated net income (loss)	$250	$54	$3,176	$(149)
Plus: Interest expense, net	724	353	1,771	871
Income tax (benefit) expense	16	(142)	(3,135)	(72)
Depreciation and amortization	2,437	538	4,412	1,580
Stock compensation expense	81	20	168	58
Loss on extinguishment of debt	—	—	110	128
(Gain) loss on financial instruments, net	(71)	5	(16)	10
Other, net	199	22	253	72

Adjusted EBITDA (a)	3,636	850	6,739	2,498
Less: Purchases of property, plant and equipment	(1,748)	(509)	(3,437)	(1,292)

Adjusted EBITDA less capital expenditures	$1,888	$341	$3,302	$1,206

Net cash flows from operating activities	$2,801	$689	$4,815	$1,748
Less: Purchases of property, plant and equipment	(1,748)	(509)	(3,437)	(1,292)
Change in accrued expenses related to capital expenditures	(52)	28	86	11

Free cash flow	$1,001	$208	$1,464	$467

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Actual	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)

Consolidated net income	$250	$40	$830	$146
Plus: Interest expense, net	724	724	2,155	2,270
Income tax expense	16	1	288	19
Depreciation and amortization	2,437	2,356	7,060	6,961
Stock compensation expense	81	62	219	184
Loss on extinguishment of debt	—	—	110	128
(Gain) loss on financial instruments, net	(71)	5	(16)	10
Other, net	199	(13)	(35)	(132)

Adjusted EBITDA (a)	3,636	3,175	10,611	9,586
Less: Purchases of property, plant and equipment	(1,748)	(1,699)	(5,657)	(5,138)

Adjusted EBITDA less capital expenditures	$1,888	$1,476	$4,954	$4,448

(a)	See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$662	$163	$1,177	$448
Scalable infrastructure (b)	441	142	937	335
Line extensions (c)	249	57	467	144
Upgrade/Rebuild (d)	156	38	307	94
Support capital (e)	240	109	549	271

Total capital expenditures	$1,748	$509	$3,437	$1,292

Capital expenditures included in total related to:
Commercial services	$278	$70	$533	$186
Transition (f)	$109	$24	$273	$66

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Actual	Pro Forma (g)	Pro Forma (g)	Pro Forma (g)

Customer premise equipment (a)	$662	$712	$2,074	$2,097
Scalable infrastructure (b)	441	330	1,556	1,188
Line extensions (c)	249	237	751	725
Upgrade/Rebuild (d)	156	171	461	438
Support capital (e)	240	249	815	690

Total capital expenditures	$1,748	$1,699	$5,657	$5,138

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Transition represents incremental costs incurred to integrate the Legacy TWC and Legacy Bright House operations and to bring the three companies' systems and processes into a uniform operating structure.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented.

Addendum to Charter Communications, Inc. Third Quarter 2016 Earnings Release